As filed with the Securities and Exchange Commission on May 29, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Gushan Environmental Energy Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

No. 37, Golden Pond Road

Golden Mountain Industrial District

Fuzhou City, Fujian Province, People’s Republic of China

(Address of principal executive offices)

Gushan Environmental Energy Limited Share Option Scheme

(Full title of the plan)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

212-894-8800

(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” under Rule 12b-2 of the Exchange Act, as amended. (Check one)

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary shares, par value HK$0.00001 each	4,330,000(3)	$1.33(3)	$5,758,900.00	$321.35
Ordinary shares, par value HK$0.00001 each	867,527(3)	$4.80(3)	$4,164,129.60	$232.36
Ordinary shares, par value HK$0.00001 each	3,667,000(3)	$5.30(3)	$19,435,100.00	$1,084.48
Ordinary shares, par value HK$0.00001 each	4,818,667(4)	$1.355(4)	$6,529,293.79	$364.33
Total	13,683,194	—	$35,887,423.39	$2,002.52

(1)	These shares may be represented by the American Depositary Shares (“ADSs”) of Gushan Environmental Energy Limited (the “Registrant”), each of which represents two ordinary shares. The Registrant’s ADSs issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-147942).
(2)	Represents ordinary shares issuable pursuant to awards (including the exercise of any options granted) under the share option scheme of the Registrant (the “Share Option Scheme”). Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Share Option Scheme.
(3)	These shares are issuable upon exercise of outstanding options granted under the Share Option Scheme, and the proposed maximum offering price per share represents the exercise price of these options.
(4)	These shares are reserved for future award grants under the Share Option Scheme, and the proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(h) and Rule 457(c) under the Securities Act, is based on the average of the high and low prices for the Registrant’s ADSs, as reported on the New York Stock Exchange on May 28, 2009.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information*

Item 2.	Registrant Information and Employee Plan Annual Information*

*	The information required by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with Rule 428 under the Securities Act and the note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plan covered by this registration statement as required by Rule 428(b).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed or furnished by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated as of their respective dates in this registration statement by reference:

(a) the Registrant’s latest annual report filed on Form 20-F (No. 001-33878), as amended, originally filed with the Commission on April 30, 2009;

(b) the Registrant’s report of foreign private issuer on Form 6-K (No. 001-33878) dated May 15, 2009; and

(c) the description of the Registrant’s ordinary shares and ADSs contained in its registration statement on Form 8-A (No. 001-33878), as amended, originally filed with the Commission on December 7, 2007 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which incorporates by reference the description of the Registrant’s ordinary shares and ADSs set forth under “Description of Share Capital” and “Description of American Depositary Shares” contained in the prospectus constituting part I of the Registrant’s registration statement on Form F-1 (No. 333-147794), as amended, originally filed with the Commission on December 3, 2007.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment hereto that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the relevant dates of filing of such documents. Reports on Form 6-K that the Registrant furnishes to the Commission will only be deemed incorporated by reference into this registration statement if such Report on Form 6-K so states that it is incorporated by reference herein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

The Registrant’s articles of association provide for the indemnification of its directors, secretary and other officers and their heirs, executors and administrators against all actions, costs, charges, losses, damages and expenses which they or any of their heirs, executors or administrators shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, in their respective offices provided that this indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of said persons.

The Registrant also maintains an insurance policy for its directors and officers insuring against certain liabilities arising in their capacities as such.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

See the Exhibit Index attached hereto.

Item 9.	Undertakings

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment hereto by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to

Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)	That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fuzhou City, Fujian Province, People’s Republic of China on May 29, 2009.

GUSHAN ENVIRONMENTAL ENERGY LIMITED

By:	/s/ Jianqiu Yu
Name:	Jianqiu Yu
Title:	Chairman & Principal Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jianqiu Yu and Frank Ngai Chi Chan, and each of them, as his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this registration statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as each such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on May 29, 2009:

Signature	Title

/s/ Jianqiu Yu	Chairman & Principal Executive Officer
Jianqiu Yu

/s/ Deyu Chen	Director & Chief Technology Officer
Deyu Chen

/s/ Kang Nam Chu	Director
Kang Nam Chu

/s/ Dongming Zhang	Director
Dongming Zhang

/s/ Denny Lee	Director
Denny Lee

/s/ Frank Ngai Chi Chan	Principal Financial Officer and Principal Accounting Officer
Frank Ngai Chi Chan

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this Registration Statement on May 29, 2009.

Authorized U.S. Representative
Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director

EXHIBIT INDEX

Exhibit Number		Description
4.1	—	Amended and Restated Articles of Association of the Registrant (incorporated by reference to Exhibit 1.1 from the Registrant’s annual report filed on Form 20-F (No. 001-33878), as amended, initially filed with the Commission on April 30, 2009).

4.2	—	Specimen Certificate for Ordinary Shares (incorporated by reference to Exhibit 4.2 from the Registrant’s F-1 registration statement (No. 333-147794), as amended, initially filed with the Commission on December 3, 2007).

4.3	—	Form of American Depositary Receipt (incorporated by reference to Exhibit 4.1 from the Registrant’s F-1 registration statement (No. 333-147794), as amended, initially filed with the Commission on December 3, 2007).

4.4	—	Deposit Agreement, dated December 24, 2007, among the Registrant, the depositary and the owners and holders from time to time of the American Depositary Shares issued thereunder (incorporated by reference to Exhibit 2.3 from the Registrant’s annual report filed on Form 20-F (No. 001-33878), as amended, initially filed with the Commission on April 30, 2009).

4.3	—	Share Option Scheme, dated November 9, 2007 (incorporated by reference to Exhibit 10.1 from the Registrant’s F-1 registration statement (No. 333-147794), as amended, initially filed with the Commission on December 3, 2007).

5.1*	—	Opinion of Conyers Dill & Pearman, Cayman Islands counsel to the Registrant, on the validity of the securities being registered.

23.1*	—	Consent of KPMG.

23.2*	—	Consent of Conyers Dill & Pearman (included in Exhibit 5.1 hereto).

24.1*	—	Power of Attorney (included on signature page hereof).

*	Filed herewith.